UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
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Spark Energy, Inc.

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SPARK ENERGY, INC.
2105 CityWest Blvd., Suite 100
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Spark Energy, Inc.:
Notice is hereby given that the 2015 Annual Meeting of Stockholders of Spark Energy, Inc. (the “Company”) will be held at 2105 CityWest Blvd., Suite 100, Houston, Texas 77042, on May 27, 2015, at 10:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:
1.    To elect two Class I directors.
2.    To ratify the appointment of KPMG as the Company’s independent registered public accountants for 2015.
3.    To transact such other business as may properly come before the Annual Meeting.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting if you held shares of the Company’s Common Stock, par value $0.01 per share (the “Class A common stock”) or Class B common stock, par value $0.01 per share (the “Class B common stock” and, together with the Class A common stock, the “Common Stock”) at the close of business on April 2, 2015.
Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement, a proxy card and our 2014 annual report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.
YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting, the Company urges you to promptly vote your shares of Common Stock in advance of the Annual Meeting. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the Annual Meeting. Voting your shares of Common Stock in advance of the Annual Meeting will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the Annual Meeting, you must obtain from your broker or other nominee a proxy issued in your name.

By Order of the Board of Directors,

/s/ Gil Melman
Houston, Texas	Gil Melman
April 16, 2015	Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2015
The Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders, along with the Company’s Annual Report to Shareholders, is available free of charge at www.proxyvote.com.

SPARK ENERGY, INC.
2105 CityWest Blvd., Suite 100
Houston, Texas 77042
PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors of the Company (the “Board of Directors” or the “Board”) requests your proxy for the Annual Meeting that will be held on May 27, 2015 at 10:00 a.m. Central Time, at 2105 CityWest Blvd., Suite 100, Houston, Texas 77042. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
In accordance with rules and regulations adopted by the SEC, the Company is providing its stockholders access to proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to the Company’s shareholders of record as of April 2, 2015 on or about April 17, 2015. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.
Stockholders of Record and Beneficial Owners
Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice and any requested proxy materials, including a proxy and voting instruction card, are being sent directly to you.
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote at the Annual Meeting. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.

QUORUM AND VOTING
Voting Stock. Holders of the Company’s Class A common stock and Class B common stock are entitled to vote at the Annual Meeting. The shares of Class A common stock and Class B common stock will vote together as a single class on all matters. Each shareholder is entitled to one vote for each share of Class A common stock and one vote for each share of Class B common stock owned by them on the record date.
You may vote by any of the following four methods:

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Internet. Vote on the Internet at www.proxyvote.com. This web site also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time (“ET”) on May 26, 2015.

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Telephone. Vote by telephone by following the instructions on the Notice. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. ET on May 26, 2015.

•
Mail. If you have requested and received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If you mail in your proxy card, it must be received by the Company before the voting polls close at the annual meeting.

•	In person. You may attend and vote at the Annual Meeting.
The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote at the Annual Meeting. Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.
Even if you plan to attend the Annual Meeting, please vote your proxy in advance of the Annual Meeting using one of the methods above as soon as possible so that your shares of Common Stock will be represented at the Annual Meeting if for any reason you are unable to attend in person. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.
Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 2, 2015. As of the record date, 3,000,000 shares of Class A common stock were outstanding and entitled to be voted at the Annual Meeting and 10,750,000 shares of Class B common stock were outstanding and entitled to be voted at the Annual Meeting.
Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Chairman of the meeting or a majority of the outstanding shares of Common Stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting; provided however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At any adjourned Annual Meeting at which a quorum is present, the Company may transact any business that might have been transacted at the Annual Meeting.
Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present and entitled to be voted at the Annual Meeting. The proposal seeking ratification of the appointment of KPMG LLP as the Company’s independent registered public auditor for 2015 will require the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to be voted at the Annual Meeting.
An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners (a “broker non-vote”), but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker (i) does not receive voting instructions from the beneficial owner and (ii) lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to Proposal ONE of this Proxy Statement. For Proposal TWO, ratification of the appointment of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, (1) broker non-votes will not have any effect on the outcome of Proposal ONE and (2) abstentions will have the effect of votes cast against on Proposal TWO and will not have any effect on Proposal ONE.
Default Voting. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE and FOR Proposal TWO.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.
We were formed as a Delaware corporation in April 2014 to act as a holding company for the retail natural gas business and asset optimization activities and the retail electricity business of our predecessor, Spark Energy Ventures, LLC. On August 1, 2014, we completed an initial public offering of 3,000,000 shares of our Class A common stock. References to the “Company,” “we,” “us,” “our,” and similar terms when used in the present tense, prospectively or for historical periods since August 1, 2014, refer to Spark Energy, Inc. and its subsidiaries, and for historical periods prior to August 1, 2014, refer to our predecessor, Spark Energy Ventures, LLC and its operating subsidiaries, unless the context indicates otherwise.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board of Directors has nominated the following individuals for election as Class I directors of the Company to serve for a three year term beginning at the Annual Meeting and expiring in 2018, or until their successors are elected and qualified or upon earlier of death, disability, resignation or removal:
W. Keith Maxwell III
Kenneth M. Hartwick

Each of the above nominees is currently serving as a director of the Company. Biographical information for each nominee, as well as our current directors and executive officers, is contained in the “Directors and Executive Officers” section below.
The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.
Required Vote
The election of directors in this proposal requires the affirmative vote of the holders of a plurality of the shares of Common Stock present and entitled to be voted at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Position
W. Keith Maxwell III (1)	50	Chairman of the Board of Directors, Director
Nathan Kroeker	41	Director, President and Chief Executive Officer
Allison Wall	42	Chief Operating Officer
Georganne Hodges	49	Chief Financial Officer
Gil Melman	49	Vice President, General Counsel and Corporate Secretary
James G. Jones II (1)(2)	46	Director
John Eads (1)(2)	65	Director
Kenneth M. Hartwick (1)(2)	52	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

Our board of directors currently consists of five members. Our directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Kroeker and Eads are designated as Class II directors, and their terms of office expire in 2016. Mr. Jones is a Class III director, and his term of office will expire in 2017. Messrs. Maxwell and Hartwick are designated as Class I directors, and, assuming the stockholders re-elect them to the Board, their terms of office will expire in 2018.
W. Keith Maxwell III. Mr. Maxwell serves as non-executive Chairman of the Board of Directors, and was appointed to this position in August 2014. Mr. Maxwell serves as the Chief Executive Officer of Spark Energy Ventures. Mr. Maxwell also serves on the board of directors of Marlin Midstream GP, LLC, and as Chief Executive Officer of NuDevco Partners, LLC and Associated Energy Services, LP, each of which is affiliated with us. Prior to founding the predecessor of Spark Energy in 1999, Mr. Maxwell was a founding partner in Wickford Energy, an oil and natural gas services company, in 1994. Wickford Energy was sold to Black Hills Utilities in 1997. Prior to Wickford Energy, Mr. Maxwell was a partner in Polaris Pipeline, a natural gas producer services and midstream company sold to TECO Pipeline in 1994. In 2010, Mr. Maxwell was named Ernst & Young Entrepreneur of the Year in the Energy, Chemicals and Mining category. A native of Houston, Texas, Mr. Maxwell earned a Bachelor’s Degree in Economics from the University of Texas at Austin in 1987. Mr. Maxwell has several philanthropic interests, including the Special Olympics, Child Advocates, Salvation Army, Star of Hope and Helping a Hero. We believe that Mr. Maxwell’s extensive energy industry background, leadership experience developed while serving in several executive positions and strategic planning and oversight brings important experience and skill to our board of directors.
Nathan Kroeker. Mr. Kroeker serves as a director and also serves as our President and Chief Executive Officer. Mr. Kroeker has served as President since April 2012, and was appointed as our Chief Executive Officer in April 2014. Prior to serving as our President and Chief Executive Officer, Mr. Kroeker served as our Chief Financial Officer from July 2010 to April 2012 and as the Chief Financial Officer of Marlin Midstream Partners, L.P., a midstream energy company that is affiliated with us, from July 2010 to January 2012. Prior to his employment by Spark Energy and Marlin Midstream, Mr. Kroeker was Senior Vice President, Finance, for Macquarie Energy, the global energy supply, trading and logistics division of Macquarie Bank, from December 2009 to July 2010 and was employed as the Chief Financial Officer of the retail business division of Direct Energy, a retail energy service provider, from March 2006 to August 2009, and in various other management roles in Direct Energy’s finance group from March 2004 until March 2006. Mr. Kroeker holds a Bachelor of Commerce degree from the University of Manitoba and is a licensed Chartered Accountant in Canada and a Certified Public Accountant in the state of Texas. Mr. Kroeker was selected to serve as a director because of his management expertise and his extensive financial background in the retail energy business.

Allison Wall. Ms. Wall serves as our Chief Operating Officer, a position she has held since joining Spark Energy in January 2013. Prior to joining Spark Energy, she served as the Executive Vice President and Chief Operating Officer at StarTex Power, a retail electricity provider, from September 2010 through October 2012 after serving as Vice President, Residential at Champion Energy Services from September 2009 to September 2010. Ms. Wall served as Vice President, Operations and Vice President, Customer Care and Residential Marketing at Gexa Energy from 2004 to 2009. Ms. Wall holds a Bachelor of Science degree from Clarkson University, a Master of Science from University of North Carolina—Chapel Hill and a Master of Business Administration from Tulane University.
Georganne Hodges. Ms. Hodges serves as our Chief Financial Officer, a position she has held since November 2013. Prior to joining Spark Energy, she served as the Chief Financial Officer for Direct Energy’s retail energy business from August 2009 to October 2012 and in various other senior financial managerial roles at Direct Energy from January 2006 to July 2009. Ms. Hodges holds a Bachelor of Business Administration in Accounting from Baylor University and is a licensed certified public accountant in the state of Texas.
Gil Melman. Mr. Melman serves as our Vice President, General Counsel and Corporate Secretary, a position he has held since February 2014. Prior to joining Spark Energy, Mr. Melman served as the General Counsel to Madagascar Oil Limited, an oil and gas exploration and production company, from August 2008 to October 2013. Prior to joining Madagascar Oil Limited, Mr. Melman acted as general counsel and in-house counsel to several energy companies and a regional private equity fund. Mr. Melman began his career practicing corporate law with the law firm of Vinson & Elkins LLP, where he represented public and private companies, investment funds and investment banking firms in mergers and acquisitions and capital markets transactions, primarily in the energy industry. Mr. Melman holds a Bachelor of Business Administration degree in Accounting from The University of Texas at Austin and a Doctor of Jurisprudence from the University of Texas at Austin School of Law.
James G. Jones II. Mr. Jones was appointed to our board of directors in August 2014. Mr. Jones has been a partner at the accounting firm of Padgett Strateman & Company since April 2014. Mr. Jones worked at Ernst & Young LLP from 1998 to March 2014, where he served as a tax partner beginning in July 2011. Mr. Jones holds a Doctor of Jurisprudence from Louisiana State University and a Bachelor of Science in Accounting from the University of Louisiana at Monroe. Mr. Jones was selected to serve as a director because of his extensive tax and financial background as well as his management expertise.
John Eads. Mr. Eads was appointed to our board of directors in August 2014. Mr. Eads currently serves as President of Sierra Resources, LLC, a privately-held oil and gas company, a position he has held since 2002, where he directly supervises the negotiation and closing of all of Sierra Resources, LLC’s acquisitions and exploratory projects. Mr. Eads has been an independent producer in the oil and natural gas industry for over 37 years. Mr. Eads holds a Bachelor of Science in Mechanical Engineering from Southern Methodist University and a Masters of Business Administration from the University of Texas. Mr. Eads was selected to serve as a director because of his substantial knowledge of the natural gas industry and his business, leadership and management expertise.
Kenneth M. Hartwick. Mr. Hartwick was appointed to our board of directors in August 2014. Mr. Hartwick currently serves as the Chief Financial Officer of Wellspring Financial Corporation and has served in various roles for Just Energy Group Inc., a retail natural gas and electricity provider, most recently serving as President and Chief Executive Officer from 2004 to February 2014. Mr. Hartwick also served for Just Energy Group Inc. as President from 2006 to 2008, as Chief Financial Officer from 2004 to 2006 and as a director from 2008 to February 2014. Mr. Hartwick also served as the Chief Financial Officer of Hydro One, Inc., an energy distribution company, from 2002 to 2004. Mr. Hartwick currently serves as a director of Atlantic Power Corporation, a power generation plant operator, a position he has held since 2004. Mr. Hartwick holds an Honours of Business Administration degree from Trent University. Mr. Hartwick was selected to serve as a director because of his extensive knowledge of the retail natural gas and electricity business and his leadership and management expertise.

Status as a Controlled Company
Because NuDevco Retail Holdings, LLC and its subsidiary NuDevco Retail, LLC (collectively, “NuDevco”) control more than 50% of our outstanding voting power, we qualify as a “controlled company” as that term is defined under the corporate governance rules of the NASDAQ Global Select Market (“NASDAQ”). As a controlled company, we may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities, (iii) the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities and (iv) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.
In light of our status as a controlled company, our board of directors has determined to take partial advantage of the controlled company exemption. Our board of directors has determined not to have a nominating and corporate governance committee and that our Compensation Committee will not consist entirely of independent directors. As a result, non-independent directors may, among other things, appoint future members of our board of directors, resolve corporate governance issues, establish salaries, incentives and other forms of compensation for officers and other employees and administer our incentive compensation and benefit plans.
The Board of Directors held two meetings during 2014, and its independent directors met in executive session two times during 2014. The Audit Committee held two meetings in 2014 and the Compensation Committee did not meet during 2014. During 2014, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.
Audit Committee
The Audit Committee is comprised of three directors who meet the independence and other requirements of the NASDAQ and the SEC. The Audit Committee consists of Messrs. Jones, Eads and Hartwick. Mr. Jones currently serves as the Chairman of the Audit Committee.
SEC rules also require that we disclose whether or not our Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. We have determined that each of Messrs. Jones and Hartwick satisfies the definition of “audit committee financial expert.” Additionally, each member of our Audit Committee meets the requirements of financial literacy under the requirements of the NASDAQ and SEC rules and regulations.
The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm is given unrestricted access to the Audit Committee. More information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.sparkenergy.com.

Compensation Committee
Our Compensation Committee consists of Messrs. Maxwell, Jones, Eads and Hartwick. Mr. Hartwick currently serves as the Chairman of the Compensation Committee. Our Compensation Committee currently consists of three directors who are “independent” as such term is defined under the rules of the SEC and the NASDAQ as well as one director who does not satisfy the definition of “independent.” This committee establishes salaries, incentives and other forms of compensation for officers and, in certain circumstances, for other employees. Our Compensation Committee also administers our incentive compensation plans. More information regarding the functions performed by the Compensation Committee and its membership is in the “Compensation Committee Charter” that is posted on the Company’s website at www.sparkenergy.com.
Director Independence
Our board of directors currently consists of five members. We have reviewed the independence of our directors using the independence standards of the NASDAQ and, based on this review, determined that Mr. Jones, Mr. Eads and Mr. Hartwick are independent within the meaning of the NASDAQ Global Select Market standards currently in effect and Rule 10A-3 of the Exchange Act.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that all of our directors will attend the 2015 Annual Meeting.
Compensation Committee Interlocks and Insider Participation
During 2014, none of our executive officers serve on the board of directors or Compensation Committee of a company that has an executive officer that serves on our board or Compensation Committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or Compensation Committee of that company.
Code of Conduct
Our board of directors has adopted a code of conduct applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of NASDAQ.

EXECUTIVE COMPENSATION
Overview
We are currently considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our principal executive officer and our two other most highly compensated executive officers. For fiscal year 2014, our named executive officers (the “Named Executive Officers” or “NEOs”) were W. Keith Maxwell III, our Chairman (who served as our Chief Executive Officer through April 2014), Nathan Kroeker, our current President and Chief Executive Officer, Allison Wall, our Chief Operating Officer and Georganne Hodges, our Chief Financial Officer.
Summary Compensation Table
The following table summarizes the compensation amounts expensed by us for our NEOs for the fiscal years ended December 31, 2013 and December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(3) ($)	All Other Compensation ($)		Total ($)
W. Keith Maxwell III Chairman and Former Chief Executive Officer(1)	2014 2013	$ — —	$ — —	— —	$ — —		$ — —

Nathan Kroeker President and Chief Executive Officer	2014 2013	412,000 408,417	150,000 200,000	912,020 —	18,522 16,492	(4) (4)	1,492,542 624,909

Allison Wall Chief Operating Officer	2014 2013	260,000 252,167	100,000 130,000	456,010 —	11,600 9,672	(5) (5)	827,610 391,839

Georganne Hodges Chief Financial Officer(2)	2,014	260,000	100,000	456,010	11,600	(6)	827,610

(1)
We did not pay or accrue any amounts in relation to compensation for Mr. Maxwell for 2013 or 2014 other than compensation for his service as a non-employee director in 2014, which is reflected below under “Director Compensation.” Other than as set forth therein, Mr. Maxwell is employed and compensated by NuDevco Partners, LLC, and received no additional compensation for services rendered to us.

(2)	Ms. Hodges commenced employment with the Company in November 2013, and was not a “Named Executive Officer” for 2013.

(3)
The amounts reflected in this column represent the grant date fair value of restricted stock unit awards granted to the Named Executive Officers pursuant to our long-term incentive plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 8 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

(4)
Includes $10,400 of matching contributions to the Company’s 401(k) plan made by the Company for Mr. Kroeker’s benefit and $8,122 of insurance premiums paid by the Company on insurance policies for Mr. Kroeker’s benefit in 2014 and $10,192 of matching contributions to the Company's 401(k) plan made by the Company for Mr. Kroeker’s benefit and $6,300 of life insurance premiums paid by the Company on a life insurance policy for Mr. Kroeker’s benefit in 2013.

(5)
Includes $10,400 of matching contributions to the Company’s 401(k) plan made by the Company for Ms. Wall’s benefit and a $1,200 cellular telephone allowance in 2014 and $9,607 of matching contributions to the Company’s 401(k) plan made by the Company for Ms. Wall’s benefit and $65 of life insurance premiums paid by the Company on a life insurance policy for Ms. Wall’s benefit in 2013.

(6)	Includes $10,400 of matching contributions to the Company’s 401(k) plan made by the Company for Ms. Hodges’s benefit and a $1,200 cellular telephone allowance in 2014.

Narrative Disclosure to the Summary Compensation Table
Mr. Maxwell devoted only a portion of his working time to our business in 2014 and is employed by NuDevco Partners, LLC. We did not pay or accrue any amounts in relation to compensation for Mr. Maxwell in 2014 and Mr. Maxwell received no additional compensation for services rendered to us except, in each case, for his fees as a non-employee director as reflected below under “Director Compensation”. For 2014, the principal elements of compensation provided to the NEOs other than Mr. Maxwell were base salaries, annual cash bonuses, restricted stock unit awards, and retirement, health, welfare and additional benefits.
Base Salary. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.
Annual Cash Bonuses. Annual cash incentive awards are used to motivate and reward our executives. Annual cash incentive awards are determined on a discretionary basis and are generally based on individual and company performance. Unless otherwise determined, awards have historically been subject to an individual’s continued employment through the date of payment of the award.
RSU Awards. In connection with our initial public offering, each of our Named Executive Officers other than Mr. Maxwell received a grant of restricted stock units pursuant to our long-term incentive plan. Each such restricted stock unit grant will vest based upon continued service with us and our affiliates ratably over a four-year period commencing on May 4, 2015. The restricted stock units granted also provide for dividend equivalent rights which, rather than be paid in cash, are deemed invested in additional restricted stock units which are subject to the same vesting schedule as the underlying grant.
All Other Compensation. In addition to the compensation discussed above, we also provide other benefits to the NEOs, including the following:

•	retirement benefits to match competitive practices in our industry, including participation in a 401(k) plan; and

•	benefits, including medical, dental, vision, flexible spending accounts, paid time off, life insurance and disability coverage, which are also provided to all other eligible employees.

Outstanding Equity Awards at 2014 Year End
The following table reflects information regarding outstanding restricted stock unit awards held by our Named Executive Officers as of December 31, 2014. None of our Named Executive Officers hold any option awards.

Name	Stock Awards
	Number of Shares That Have Not Vested (#)(1)	Value of Shares of Stock That Have Not Vested ($)(2)
W. Keith Maxwell III	-	-
Nathan Kroeker	50,858	$912,020
Allison Wall	25,429	$456,010
Georganne Hodges	25,429	$456,010

(1)
Reflects the number of outstanding restricted stock units held by the Named Executive Officers as of December 31, 2014. The restricted stock units vest ratably over a four-year period with the first vesting date occurring on May 4, 2015.

(2)	Based on the grant date fair value of each award.

Employment, Severance and Change in Control Arrangements
We were not party to any employment agreement with our Named Executive Officers during 2014. However, in April of 2015 we entered into employment agreements with our Named Executive Officers other than Mr. Maxwell. The employment agreements provide for an initial term ending on December 31, 2015, and provide for subsequent one-year renewals unless either party gives at least 30 days prior notice.
The employment agreements each provide that, in the event the relevant executive is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason”, the executive will, subject to execution of a release of claims, be entitled to receive the following payments and benefits:

•	12 months’ base salary, payable in twelve substantially equal installments;

•	A pro rata annual bonus for the year of termination, calculated based upon our actual performance through such date and payable in twelve substantially equal installments; and

•	Full vesting of any outstanding awards held by the executive under our Long-Term Incentive Plan.
“Cause” under the employment agreements is generally defined to include (a) a material uncured breach by the executive of the employment agreement or any other obligation owed to us, (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (c) any conviction, indictment or plea of nolo contendere with respect to any felony or any crime involving moral turpitude, (d) willful failure to perform obligations pursuant to the employment agreement or failure or refusal to follow the lawful instructions of our board of directors and (e) any conduct which is materially injurious to us.
“Good Reason” under the employment agreements is generally defined to include (a) a material diminution in base salary, (b) a material diminution in title, duties, authority or responsibilities, (c) relocation by more than fifty miles or (d) material and uncured breach of the employment agreement by us.
The employment agreements also provide for noncompetition and nonsolicitation covenants which are in effect during the period of the executive’s employment and for a period of 12 months thereafter.
The employment agreements also provide for a minimum stock ownership level to be achieved by April 1, 2019 which is set at stock valued at three times base salary for our Chief Executive Officer and two times base salary for the other Named Executive Officers (other than Mr. Maxwell).
Director Compensation
Directors who are also our employees do not receive any additional compensation for their service on our board of directors.
As the Chairman of the Board of Directors, Mr. Maxwell is paid annual director fees of $250,000.
Our non-employee directors other than Mr. Maxwell receive a cash retainer in an amount equal to $75,000 per year plus an additional $10,000 annual cash retainer for directors who serve as a committee chairperson. In addition, in connection our initial public offering, each of our non-employee directors received a grant of restricted stock units with respect to 3,750 shares of our Class A common stock, which will vest on May 4, 2015 and includes tandem dividend equivalents which will vest upon the same schedule.
In addition, each director is reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of our board of directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our board of directors or any of our committees.

The following table shows information about non-employee director compensation for the year ended December 31, 2014:
Director Compensation Table

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
W. Keith Maxwell III	$104,167	$-	$104,167
James G. Jones II	$42,500	$53,744	$96,244
John Eads	$37,500	$53,744	$91,244
Kenneth M. Hartwick	$42,500	$53,744	$96,244

 __________________
(1)    The amounts reflected in this column represent the value of restricted stock unit awards granted to our non-employee directors (other than Mr. Maxwell) pursuant to our long-term incentive plan, based on the closing price of our Class A common stock at December 31, 2014 computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards. As of December 31, 2014, each of our non-employee directors held restricted stock units with respect to 3,815 shares of Class A common stock which are scheduled to vest on May 4, 2015.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by NASDAQ and (iii) financially literate. In addition, each of Messrs. Jones and Hartwick satisfies the definition of “audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on July 23, 2014, which is reviewed annually.
Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.
The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.
Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
Audit Committee of the Board of Directors

James G. Jones
John Eads
Kenneth M. Hartwick

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	role and functions of the Board of Directors and its Chairman;

•	qualifications and independence of directors;

•	size of the Board of Directors and director selection process;

•	stockholder communications with directors;

•	committee functions and independence of committee members;

•	meetings of independent directors;

•	annual performance evaluation of the committees;

•	compensation of the Board of Directors;

•	access to senior management and to independent advisors;

•	annual performance evaluation of the management; and

•	review of governance policies and any other corporate governance issues.
The “Corporate Governance Guidelines” are posted on the Company’s website at www.sparkenergy.com The Board of Directors will review the Corporate Governance Guidelines periodically to reassess their adequacy and approve any proposed changes.
Board Leadership Structure
W. Keith Maxwell III currently serves as our Chairman of the Board of Directors and Nathan Kroeker serves as our President and Chief Executive Officer, and as a director. The Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the role of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interest of the Company for the Board to make a determination regarding this issue each time it elects a new Chief Executive Officer.
Our non-management directors have also determined that it is optimal for the Board to have a “lead director,” whose responsibilities include, among others, presiding over executive sessions of the independent directors and establishing the agenda for each meeting of the independent directors. All of these principles are set forth in the Company’s Corporate Governance Guidelines. Currently, the Board of Directors selects a lead independent director on a meeting-by-meeting basis, as needed, to preside over scheduled meetings of the independent directors based upon the topic of the meeting and relevant experience.
Additionally, the Board of Directors regularly meets in executive session without the presence of the Chairman of the Board or President and Chief Executive Officer or other members of management. The lead director presides at these meetings and provides the Board of Directors’ guidance and feedback to the President and Chief Executive Officer and the Company’s management team. Further, the Board of Directors has complete access to the Company’s management team.

Communications with the Board of Directors
Stockholders or other interested parties can contact the Board, any committee of the Board, or any director in particular by writing to: Spark Energy, Inc., 2105 CityWest Blvd., Suite 100, Houston Texas 77042, Attention: Corporate Secretary. Stockholders or other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review and forward each communication, as expeditiously as reasonably practicable, to the addresses if the communication complies with the applicable policies adopted by the Board and falls within the scope of matters generally considered by the Board. If the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the General Counsel may forward the communication to the chairman of the appropriate committee or the appropriate executive officer.
Oversight of Risk Management
Except as discussed below, the Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	has approved the risk management policies related to the Company’s wholesale portfolio and hedging activities; and

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.
The Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks. In consultation with management, the Company’s independent registered public auditors and, if applicable, the officer or employee responsible for the internal audit function, the Audit Committee annually reviews and assesses the adequacy and integrity of the Company’s financial reporting process and internal controls, and discusses significant financial risk, exposures and any remedial steps management has taken.
The Company has formed a risk committee. The risk committee has control and authority over all of the Company’s risk management activities and establishes and oversees the execution of the Company’s credit risk management policy and commodity risk policy. The risk management policies are reviewed at least annually and the risk committee typically meets quarterly to assure that the Company has followed its policies. The risk committee also seeks to assure the application of the Company’s risk management policies to new products that it may offer.
The risk committee is comprised of the Company’s Chief Executive Officer, Chief Financial Officer and a risk manager who meet on a regular basis as to the status of the risk management activities and positions. The Company employs a risk manager who reports directly to the Chief Executive Officer and whose compensation is unrelated to trading activities. Commodity positions are typically reviewed and updated daily based on information from the Company’s customer databases and pricing information sources. The risk policy sets volumetric limits on intraday and end of day long and short positions in natural gas and electricity. With respect to specific hedges, the Company has documented a formal delegation of authority delegating product type, volumetric, tenor and timing transaction limits to the energy supply managers. The risk manager reports to the risk committee any hedging transactions that exceed these delegated transaction limits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock, as of April 15, 2015 that is owned by:

•	each person or group known to us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 2105 CityWest Blvd., Suite 100, Houston, Texas, 77042.

	Class A common stock beneficially owned (1)		Class B common stock beneficially owned (1)		Combined voting power(2)
Name of beneficial owner	Number	Percentage	Number	Percentage
Five percent stockholders:
NuDevco Partners, LLC(3)	—	—%	10,750,000	100%	78.18%
Directors, director nominees and named executive officers:
W. Keith Maxwell III(3)	7,000	—%	10,750,000	100%	78.18%
Nathan Kroeker	3,000	—%	—	—	—%
Allison Wall	—	—%	—	—	—%
Georganne Hodges	1,000	—%	—	—	—%
James G. Jones II	1,400	—%	—	—	—%
John Eads	—	—%	—	—	—%
Kenneth M. Hartwick	—	—%	—	—	—%
Directors, director nominees and current executive officers as a group (8 total)	12,400	—%	10,750,000	100%	—%

*	Less than one percent

(1)
NuDevco has the right to exchange all or a portion of its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at Spark Energy, Inc.’s or Spark HoldCo’s election) at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged. For additional information, please see “Certain Relationships and Related Party Transactions—Spark HoldCo LLC Agreement.” Excludes the following number of restricted stock units issued under our LTIP, which may be settled in cash or shares of Class A Common stock or a combination of both at the Company’s election: 67,146 restricted stock units to Mr. Kroeker; 36,073 restricted stock units to Ms. Hodges; 36,073 restricted stock units to Ms. Wall; 30,859 restricted stock units to Mr. Melman; 9,311 restricted stock units to Mr. Jones; 9,311 restricted stock units to Mr. Eads; and 9,311 restricted stock units to Mr. Hartwick.

(2)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

(3)
NuDevco Partners, LLC, a Texas limited liability company, is the sole member of NuDevco Partners Holdings, LLC, a Texas limited liability company, which is the sole member of NuDevco Retail Holdings, LLC, which owns a 100% interest in NuDevco Retail, LLC, and may therefore be deemed to beneficially own the shares of Class A common stock and Class B common stock held by NuDevco. W. Keith Maxwell III is the sole member of NuDevco Partners, LLC and may therefore be deemed to beneficially own the shares of Class A common stock and Class B common stock held by NuDevco.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2014, except that (1) Mr. W. Keith Maxwell III filed a Form 4 on November 25, 2014 in connection with his purchase of 3,284 shares of Class A Common Stock on November 21, 2014; (2) each of Mr. Eads, Jones and Hartwick filed a Form 4 on January 12, 2015, January 12, 2015 and January 14, 2015, respectively, in connection with the acquisition of 64 restricted stock units on December 15, 2014 pursuant to dividend equivalent rights on previously issued restricted stock units; and (3) each of Mr. Kroeker, Ms. Hodges, Mr. Melman and Ms. Wall filed a Form 4 on January 12, 2015, January 12, 2015, January 12, 2015 and January 13, 2015, respectively, in connection with the acquisition of 858, 429, 343 and 429 restricted stock units, respectively, on December 15, 2014 pursuant to dividend equivalent rights on previously issued restricted stock units.

TRANSACTIONS WITH RELATED PERSONS
Spark HoldCo LLC Agreement
In accordance with the terms of the Spark HoldCo LLC Agreement, NuDevco generally has the right to exchange its Spark HoldCo units (and a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications. At Spark HoldCo’s option, Spark HoldCo may give NuDevco cash in an amount equal to the Cash Election Amount of the shares of Class A common stock instead. We are obligated to facilitate an exchange for shares of Class A common stock through a contribution of shares of Class A common stock to Spark HoldCo LLC or, alternatively, we have the right to acquire the subject Spark HoldCo units and corresponding shares of Class B common stock from NuDevco by paying, at our option, either (x) the number of shares of Class A common stock NuDevco would have received in the proposed exchange or (y) cash in an amount equal to the Cash Election Amount of such shares of Class A common stock. “Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to NuDevco by Spark HoldCo pursuant to the Spark HoldCo LLC Agreement, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which NuDevco would otherwise be entitled were sold at a per share price equal to the trailing 30-day volume weighted average price of a share of Class A common stock on such exchange, or (ii) in the event shares of Class A common stock are not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us. As NuDevco exchanges its Spark HoldCo units, our membership interest in Spark HoldCo will be correspondingly increased, and the number of shares of Class B common stock held by NuDevco will be correspondingly reduced.
Under the Spark HoldCo LLC Agreement, we have the right to determine when distributions will be made to the holders of Spark HoldCo units and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of Spark HoldCo units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo units. The Spark HoldCo LLC Agreement provides, to the extent Spark HoldCo has available cash and is not prevented by restrictions in any of its credit agreements, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to fund the targeted quarterly dividend we intend to pay to holders of our Class A common stock and payments under the Tax Receivable Agreement we have entered into with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail.
The holders of Spark HoldCo units, including us, generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Spark HoldCo and will be allocated their proportionate share of any taxable loss of Spark HoldCo. Net profits and net losses of Spark HoldCo generally will be allocated to holders of Spark HoldCo units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo units, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. The Spark HoldCo LLC Agreement provides, to the extent cash is available, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to cover the estimated taxes payable by us.
In addition, if the cumulative amount of U.S., federal, state or local taxes payable by us exceeds the amount of the tax distribution to us, Spark HoldCo will make advances to us in an amount necessary to enable us to fully pay these tax liabilities. Such advances will be repayable, without interest, solely from (i.e., by offset against) future distributions by Spark HoldCo to us.
The Spark HoldCo LLC Agreement provides that, except as otherwise determined by us, at any time we issue a share of our Class A common stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in Spark HoldCo, and Spark HoldCo shall issue to us one Spark HoldCo unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, Spark HoldCo shall redeem, repurchase or otherwise acquire an equal number of Spark HoldCo units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.
Spark HoldCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Spark HoldCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Spark HoldCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to its members in proportion to the number of Spark HoldCo units owned by each of them.
The Spark HoldCo LLC Agreement will also provide that Spark HoldCo will pay certain of Spark Energy Inc.’s expenses attributable to its status as a public company. Such expenses include, but are not limited to, accounting and legal fees, independent director compensation, director and officer liability insurance expense, Sarbanes-Oxley compliance, transfer agent and registrar fees, tax return preparation, investor relations expense, SEC and NASDAQ compliance fees and the fees and expenses of other service providers that provide services to Spark Energy, Inc. in connection with its obligations as a publicly-traded company.
Tax Receivable Agreement
NuDevco (and its permitted transferees) may exchange its Spark HoldCo units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or for cash pursuant to the Cash Option). Spark HoldCo intends to make an election under Section 754 of the Code that will be effective for the initial tax year and for each taxable year in which an exchange of Spark HoldCo units (and corresponding shares of Class B common stock) for shares of Class A common stock pursuant to the Exchange Right (or an exchange of Spark HoldCo units for cash pursuant to the Cash Option) occurs. Pursuant to the Section 754 election, each exchange of Spark HoldCo units for shares of Class A common stock (as well as any exchange of Spark HoldCo units for cash) is expected to result in an adjustment to the tax basis of the tangible and intangible assets of Spark HoldCo, and these adjustments will be allocated to us. Adjustments to the tax basis of the tangible and intangible assets of Spark HoldCo described above would not have been available absent these exchanges of Spark HoldCo units. The anticipated basis adjustments are expected to increase (for tax purposes) our depreciation, depletion and amortization deductions and may also decrease our gains (or increase our losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that we would otherwise be required to pay in the future.
We have entered into a Tax Receivable Agreement with Spark HoldCo, NuDevco Retail Holdings and NuDevco Retail. This agreement generally provides for the payment by us to NuDevco of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) any tax basis increases resulting from the purchase by Spark Energy, Inc. of Spark HoldCo units from NuDevco Retail Holdings in connection with our initial public offering, (ii) the tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash pursuant to the Cash Option) and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement.
The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Spark HoldCo. For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced upon the completion of our initial public offering and will continue until all such tax benefits have been utilized or have expired, unless Spark HoldCo exercises its right to terminate the Tax Receivable Agreement.
In certain circumstances, Spark Energy, Inc. may be required to defer or partially defer any payment due to the holders of rights under the Tax Receivable Agreement, which are, and for purposes of this disclosure we have assumed will be, NuDevco Retail Holdings and NuDevco Retail. No TRA Payment was made during 2014, and any future TRA Payments due with respect to a given taxable year are expected to be paid in December of the subsequent calendar year.
During the five-year period beginning October 1, 2014, Spark Energy, Inc. will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” is generally defined as the Adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” are defined as the aggregate distributions necessary to cause Spark Energy, Inc. to receive distributions of cash equal to (i) the targeted quarterly distribution we intend to pay to holders of our Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by us during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, Spark Energy, Inc. will defer all or a portion of the TRA Payment to NuDevco under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio is satisfied in any calendar year, Spark Energy, Inc. will pay NuDevco the full amount of the TRA Payment.
Following the five-year deferral period, Spark Energy Inc. will be obligated to pay any outstanding deferred TRA Payments (x) to the extent such deferred TRA Payments do not exceed (i) the lesser of Spark Energy Inc.’s proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by Spark Energy Inc. during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) Spark Energy Inc.’s estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause Spark Energy, Inc. to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.
Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of the exchanges, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, and the portion of our payments under the Tax Receivable Agreement constituting imputed interest or depreciable or amortizable basis. We expect that the payments that we will be required to make under the Tax Receivable Agreement could be substantial. Assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement were terminated on December 31, 2014, the estimated termination payment (as described below) would be approximately $66.9 million (calculated using a discount rate equal to the 30-year LIBOR swap rate plus 200 basis points). The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to these estimates. Moreover, there may be a substantial negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to us by

Spark HoldCo are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid our taxes and other obligations. The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either Spark HoldCo or us.
In addition, although we are not aware of any issue that would cause the Internal Revenue Service (“IRS”) to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, holders of rights under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.
The Tax Receivable Agreement provides that in the event that we breach any of our material obligations under it, whether as a result of (i) our failure to make any payment when due (including in cases where we elect to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers or other changes of control or we have available cash but fail to make payments when due under circumstances where we do not have the right to elect to defer the payment, as described below, (ii) our failure to honor any other material obligation under it, including the restriction on our ability to make distributions to holders of Class A common stock in excess of the initial targeted quarterly distribution while any TRA Payment is due and payable but unpaid, or (iii) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the Tax Receivable Agreement.
Additionally, we have the right to terminate the Tax Receivable Agreement. If we elect to terminate the Tax Receivable Agreement early or it is terminated early due to certain mergers or other changes of control, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the Tax Receivable Agreement, which calculation of anticipated future tax benefits will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including the assumption that we have sufficient taxable income to fully utilize such benefits and that any Spark HoldCo units that NuDevco or its permitted transferees own on the termination date are deemed to be exchanged on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of such future benefits and significantly exceed our realized tax savings.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by NuDevco under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange of Spark HoldCo units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange of Spark HoldCo units may increase NuDevco’s tax liability without giving rise to any rights of NuDevco to receive payments under the Tax Receivable Agreement.
Payments are generally due under the Tax Receivable Agreement within 30 days following the finalization of the schedule with respect to which the payment obligation is calculated, although interest on such payments will begin to accrue from the due date (without extensions) of such tax return until the payment is made at a rate equal to the one-year LIBOR rate plus 200 basis points. Except in cases where we elect to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers or other changes of control or we have available cash but fail to make payments when due, generally we may elect to defer payments due under the Tax Receivable Agreement if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreement or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest at a rate equal to the one-year LIBOR rate plus 500 basis points; provided, however, that interest will accrue at a rate equal to the one-year LIBOR rate plus 200 basis points if we are unable to make such payment as a result of limitations imposed by existing credit agreements. In addition, as described above, we may be required to defer or partially defer payments under the Tax Receivable Agreement in certain circumstances during the five-year period beginning on October 1, 2014.
Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Spark HoldCo to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreement; this ability, in turn, may depend on the ability of Spark HoldCo’s subsidiaries to make distributions to it. The ability of Spark HoldCo and its subsidiaries to make such distributions will be subject to, among other things, the applicable provisions of Delaware law that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by Spark HoldCo and/or its subsidiaries. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
Registration Rights Agreement
We have entered into a registration rights agreement with NuDevco Retail Holdings and NuDevco Retail. We have agreed to register under the federal securities laws the sale of any shares of our Class A common stock received by NuDevco or certain of its affiliates pursuant to the Exchange Right. These registration rights are subject to certain conditions and limitations. We are generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.
Indemnification Agreements
We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Interborrower Agreement
In connection with the closing of our initial public offering, Spark Energy Ventures, Spark Energy Holdings, LLC, SEG, SE and AES entered into an interborrower agreement, pursuant to which AES agreed to be solely responsible for and repay at the closing of our initial public offering $29.0 million of outstanding indebtedness under our credit facility existing at that time, under which SEG, SE and AES are co-borrowers, and SEG and SE agreed to be solely responsible for, and repay, the remaining $10.0 million of indebtedness outstanding under such current credit facility.
Historical Transactions with Affiliates
W. Keith Maxwell III, one of our directors, is the sole member of NuDevco Partners, LLC (“NuDevco Partners”), which is in turn the sole member of NuDevco Partners Holdings, LLC (“NuDevco Partners Holdings”), which is the sole member of Spark Energy Ventures and the sole member of NuDevco. Spark Energy Ventures is also the sole member of Associated Energy Services, LP (“AES”).
NuDevco Partners Holdings also owns NuDevco Midstream Development, LLC (“NuDevco Midstream Development”), which, prior to February 27, 2015, was the sole member of Marlin Midstream GP, LLC, the general partner of Marlin Midstream Partners, LP (“Marlin”) a publicly-traded limited partnership that completed its initial public offering on July 31, 2013. On February 27, 2015, Azure Midstream Energy, LLC acquired all of the equity interests in Marlin Midstream GP, LLC and 90% of Marlin’s incentive distribution units (the “Acquisition”). As of February 27, 2015 following the Acquisition, NuDevco Midstream Development held 1,939,265 common units and 8,724,545 subordinated units of Marlin, which represent an approximate 59.5% limited partner interest in Marlin. Marlin operates through its two operating subsidiaries, Marlin Midstream, LLC and Marlin Logistics, LLC.
The paragraphs below describe historical transactions that existed between us, Marlin and other affiliates during the years ended December 31, 2014, 2013 and 2012.

Transactions with Marlin
Prior to Marlin’s initial public offering on July 31, 2013, we provided natural gas to Marlin, who is a processing service provider, whereby Marlin gathered natural gas from us and other third parties, extracted NGLs, and redelivered the processed natural gas to us and other third parties. Marlin replaced energy used in processing due to the extraction of liquids, compression and transportation of natural gas, and fuel by making a payment to us at market prices. Revenues-affiliates, recorded in net asset optimization revenues in our combined statements of operations, related to Marlin’s payments to us for replaced energy for the years ended December 31, 2013 and 2012 were $3.0 million and $8.3 million, respectively. There was no activity related to these transactions between us and Marlin for the year ended December 31, 2014.
Additionally, on February 28, 2008, we entered into a natural gas transportation agreement with Marlin, at Marlin’s pipeline, whereby we transport retail natural gas and pay the higher of (i) a minimum monthly payment or (ii) a transportation fee per MMBtu times actual volumes transported. The current transportation agreement was set to expire on February 28, 2013, but was extended for three additional years at a fixed rate per MMBtu without a minimum monthly payment. Included in our results are cost of revenues-affiliates, recorded in retail cost of revenues in the combined statements of operations related to this activity of $16,000, $100,000 and $300,000 for the years ended December 31, 2014, 2013 and 2012, respectively.
Transactions with AES
Beginning on August 1, 2013, the Marlin processing agreement was terminated and we and AES entered into an agreement whereby we purchased natural gas from AES at the tailgate of the Marlin gas processing facility. Cost of revenues-affiliates, recorded in net asset optimization revenues in the combined statements of operations for the year ended December 31, 2014 and 2013 related to this agreement were $30.3 million and $17.7 million, respectively. During the period from August 2, 2013 to September 30, 2013, we purchased natural gas under third-party contracts and sold the natural gas to AES at the Marlin inlet while AES worked to have the third-party contracts assigned to it. We also purchased natural gas at a nearby third party plant inlet which was then sold to AES. We ceased providing this service to Marlin after September 30, 2013. Revenues-affiliates, recorded in net asset optimization revenues in the combined statements of operations, for the year ended December 31, 2014 and 2013 related to these sales were $12.8 million and $11.9 million, respectively.
Acknowledgement Agreement
As of December 31, 2013 and 2012, we recorded current accounts receivable from Marlin in the amounts of $300,000 and $4.0 million, respectively, and non-current accounts receivable from Marlin of $14.7 million as of December 31, 2012, for various direct billings, cost allocations and other services. On April 8, 2013, we and Marlin entered into an Acknowledgement and Agreement, whereby we and Marlin agreed that: (i) $14.7 million of our accounts receivable—affiliate balance attributable to Marlin as of March 31, 2013 (the “Outstanding Amount”) was not required to be paid sooner than March 31, 2014, (ii) the Outstanding Amount or any future accounts receivable affiliates balances owed by Marlin would not accrue interest, and (iii) payment of the Outstanding Amount by Marlin prior to March 31, 2014 was not precluded. Accordingly, $14.7 million was reclassified to long-term accounts receivable-affiliates as of December 31, 2012.
On April 26, 2013, Marlin paid $3.0 million of the Outstanding Amount, reducing the Outstanding Amount to $11.7 million (the “Remaining Outstanding Amount”). On June 3, 2013, we and Marlin entered into a revised Acknowledgement and Agreement, whereby we and Marlin agreed that (i) the Remaining Outstanding Amount was not required to be paid sooner than July 31, 2014, (ii) the Remaining Outstanding Amount or any future accounts receivable affiliates balances owed by Marlin would not accrue interest, and (iii) payment of the Remaining Outstanding Amount prior to July 31, 2014 is not precluded. In July 2013, in connection with the closing of Marlin’s initial public offering, NuDevco Midstream Development assumed the Remaining Outstanding Amount of $11.7 million accounts payable affiliates balance and Marlin was released from such obligation. The remaining $11.7 million was paid to us during the year ended December 31, 2014.

Cost allocations
We have historically paid certain expenses on behalf of several of our affiliates (specifically, AES, Ampegy, LLC (“Ampegy”), Marlin, ENOW, LLC (“ENOW”) and NuDevco Partners), for which we are reimbursed, including costs that can be specifically identified and certain allocated overhead costs associated with general and administrative services, including executive management, employee benefit plan administration, banking arrangements, professional fees, insurance, information services, human resources and other support departments to the affiliates. Where costs incurred on behalf of the affiliate could not be determined by specific identification for direct billing, the costs were primarily allocated to the affiliated entities based on percentage of departmental usage, wages or headcount. The total amount direct billed and allocated to affiliates for the years ended December 31, 2014, 2013 and 2012 was $5.1 million, $7.4 million and $4.1 million, respectively.
Office Lease
We share our corporate headquarters with Marlin, AES, NuDevco Partners and ENOW. Spark Energy Ventures is the lessee under the lease agreement covering these facilities. We pay the entire lease payment on behalf of Spark Energy Ventures and we are reimbursed by these affiliates for their share of the leased space. For each of the years ended December 31, 2014, 2013 and 2012, we billed these affiliates $0.3 million.
Sale of Equipment
In 2012, we sold a field office facility, vehicles and computer equipment to Marlin and NuDevco Partners for a total of $600,000. The assets were sold at our historical cost basis at the time of the sale, as the transactions were between affiliates.
ENOW
During the years ended December 31, 2014, 2013 and 2012, we purchased electricity for, and sold electricity to, ENOW. During the years ended December 31, 2014, 2013 and 2012, sales to ENOW totaled $2.2 million, $4.0 million and $1.4 million, respectively.
In April and May of 2014, we took assignments of approximately 3,600 customer accounts in Texas from ENOW in connection with the departure by ENOW from the Texas retail energy business. We agreed to manage these accounts and paid no consideration for the assignment.
ENOW is indirectly wholly owned by W. Keith Maxwell III.
Agent and Management Services Agreements
SE, SEG and Ampegy are parties to an agent agreement dated February 26, 2011 pursuant to which Ampegy, through its subagents, is entitled to market natural gas and electricity on our behalf to retail customers in several states. Ampegy receives a commission for all customers that enroll with us, which is paid monthly for so long as the customer remains with us. For the years ended December 31, 2014, 2013 and 2012, the total commission paid under this agreement were $10,005, $55,138 and $760,434, respectively. Ampegy is an affiliate of SE and SEG and is indirectly wholly owned by W. Keith Maxwell, our founder.
In connection with this relationship, SE and Ampegy also entered into a management services agreement on February 1, 2011 pursuant to which SE provided certain management services, including office space, accounting and informational services to Ampegy management. We charged Ampegy $2,883, $56,071 and $145,736 for the years ended December 31, 2014, 2013 and 2012, respectively, for these services under this agreement. Both the agent agreement and the management services agreement were terminated by the parties immediately prior to the completion of our initial public offering and all of our ongoing residual commission payment obligations were assumed by Spark Energy Ventures.

Derivative Activities
We have entered into derivative transactions with Marlin and AES in connection with our asset optimization activities. There was a net contract value paid by us of $0.6 million, a net contract value paid to us of $1.8 million and a net contract value paid by us of $600,000 related to these financial derivatives transactions for the years ended December 31, 2014, 2013 and 2012, respectively.
Other Related Party Transactions
During 2014, we charged our affiliates certain fees for administrative services. We charged an aggregate of $2.0 million to Ampegy, Electric Now, Emblem Energy, Marlin Logistics, LLC, Marlin Midstream, LLC, Mobile Doc, NuDevco Midstream Development, Associated Energy Services, LLC, NuDevco Partners, RetailCo, Rushmore Energy, Tarpon Gas Storage and Wahoo Enterprises for these services, each of which are controlled, directly or indirectly, by W. Keith Maxwell III. In addition, NuDevco Partners charged us $0.2 million for administrative services related to human resources and benefits services. Additional related party accounts receivable from AES of $10.1 million that were recognized subsequent to March 31, 2014 have been permanently forgiven and recorded as distributions as in historical periods. In addition, due to seasonal fluctuations in our working capital, in July 2014 we incurred short-term borrowings from AES in the amount of $5.5 million to fund certain of our operating expenses incurred in the ordinary course, which amounts have been permanently forgiven by the affiliate and recorded as a capital contribution.
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our Class A common stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

Our board of directors has adopted a written related party transactions policy. Pursuant to this policy, our Audit Committee reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm of the Company for 2015. The 2014 audit of the Company’s consolidated financial statements was completed on March 27, 2015.
The Board of Directors is submitting the appointment of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change auditors at any time.
Audit and Other Fees
The table below sets forth the aggregate fees billed by KPMG LLP, the Company’s independent registered public accounting firm, for the last two fiscal years:

	2014	2013
Audit Fees (1)	$2,305,737	$174,282
Audit-related Fees (2)	0	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,305,737	$174,282

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audit of the Company’s consolidated financial statements; and (b) the review of the Company’s quarterly consolidated financial statements.

(2)
Audit-related fees represent fees (a) for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees”; and (b) review of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2014 and 2013.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG LLP’s audit, audit-related, tax and other services. For the year ended December 31, 2014, the Audit Committee pre-approved 100% of the services described above.
The Company expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the auditors of the Company for 2015.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Any stockholder of the Company who desires to submit a proposal for action at the 2016 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 18, 2015 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.
Any stockholder of the Company who desires to submit a proposal for action at the 2016 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Secretary of the Company at the Company’s principal executive offices so that it is received between January 28, 2016 and February 27, 2016, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 27, 2016, the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.
“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.
It is the responsibility of the Board of Directors to identify, evaluate and recommend nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Board of Directors endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face an independent energy retail services company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.
The Board of Directors considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board, when selecting nominees. In that regard, the Board of Directors endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board of Directors believes it has achieved that balance through the representation on the Board of Directors of members having experience in the energy retail services industry, accounting and investment analysis, among other areas. The Board of Directors does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.
In identifying potential director candidates, the Board of Directors relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Board of Directors may from time to time engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.
The Board of Directors will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2016 if that nomination is submitted in writing, between January 28, 2016 and February 27, 2016, to Spark Energy, Inc., 2105 CityWest Blvd, Suite 100, Houston Texas, 77042, Attention: Corporate Secretary. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the nominee’s name, address and other personal information;

•	the number of shares of each class and series of stock of the Company held by such nominee;

•	the nominating stockholder’s name and address; and

•	all other information required to be disclosed pursuant to the Company’s bylaws and Regulation 14A of the Exchange Act.
Each submission must also include a written consent signed by the nominee evidencing a willingness to serve as a director, if elected. The Company suggests that any such proposal be sent by certified mail, return receipt requested.
SOLICITATION OF PROXIES
Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $17,000. The Company will bear all costs of solicitation.
STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.
STOCKHOLDERS SHARING AN ADDRESS
We will deliver only one Proxy Statement and Annual Report to Stockholders to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Stockholders to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Stockholders by contacting us at the following address or phone number: 2105 CityWest Blvd, Suite 100, Houston Texas, 77042, Attention: Corporate Secretary or (713) 600-2600. Conversely, if multiple stockholders sharing an address receive multiple Proxy Statements and Annual Reports to Stockholders and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION
The Company’s Annual Report to Stockholders for the year ended December 31, 2014, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

SPARK ENERGY, INC.
2105 CITYWEST BLVD., SUITE 100
HOUSTON TX 77042

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 W. Keith Maxwell III   02 Kenneth M. Hartwick

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000244863_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report Including 10K, Notice & Proxy Statement is/are available at www.proxyvote.com .

SPARK ENERGY, INC.
Annual Meeting of Shareholders
May 27, 2015 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Nathan Kroeker and Allison Wall, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of SPARK ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, CDT on May 27, 2015, at 2105 CityWest Blvd., Suite 100, Houston, Texas 77042, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000244863_2 R1.0.0.51160